Exhibit 99.1

Skechers Announces THIRD QUARTER 2024 FINANCIAL RESULTS and record-breaking quarterly sales of $2.35 billion

LOS ANGELES, CA – October 24, 2024 – Skechers U.S.A., Inc. (“Skechers” or the “Company”) (NYSE:SKX), The Comfort Technology CompanyTM and a global footwear leader, today announced financial results for the third quarter ended September 30, 2024.

Third Quarter Highlights

•
Record quarterly sales of $2.35 billion, a 15.9% increase
•
Wholesale sales grew 20.6%
•
Direct-to-Consumer sales grew 9.6%
•
Diluted earnings per share of $1.26, a 35.5% increase
•
Repurchased $90.0 million of Class A common stock

“Strong consumer demand for Skechers across all distribution channels resulted in a new quarterly sales record of $2.35 billion,” began David Weinberg, Chief Operating Officer of Skechers. “Despite challenging market conditions in certain countries, we achieved 21% Wholesale growth, 10% Direct-to-Consumer growth, as well as 16% internationally and 15% domestically. By region, sales grew 30% in EMEA driven by double-digit growth across all countries; 14% in the Americas, reflecting particularly strong sales in the United States and Canada; and 7% in Asia Pacific with double-digit increases in many countries. With the growing awareness and broad acceptance of our comfort technology products by our partners and consumers, we believe each of these regions represent continued growth opportunities for Skechers. We continue to invest in our operational capabilities and improve the customer experience, while meeting the increased global demand for our products and positioning Skechers for profitable growth now and in the future.”

“Skechers’ significant growth in the third quarter can be attributed to offering the right product at the right price and ensuring availability at locations where consumers want to shop – whether it’s in our own direct-to-consumer channels or with our network of key retailers,” began Robert Greenberg, Chief Executive Officer of Skechers. “Our product line up offers a unique value proposition for partners and consumers – style, comfort, quality, and innovation at a reasonable price. The combination of these attributes sets Skechers apart. As more consumers view our comfort features as essential, the importance of newness and advancing our designs with our signature technologies across core and new product offerings remains vital. Raising awareness of our technologies, such as Skechers Hands Free Slip-ins, has been integral to our global growth. We achieve this through both technology-focused marketing campaigns and by leveraging our strong team of ambassadors and athletes. Earlier this quarter, Snoop Dogg and Philadelphia 76ers basketball star Joel Embiid both achieved golden moments wearing Skechers during the Paris Games. Most recently, we signed television host Howie Mandel and launched a campaign with him. In our Skechers Performance Division, we have a strong history of delivering comfort that performs in technical running and golf footwear, and an established solid business with pickleball footwear. We are in the early stages of team sports with the global roll-out of Skechers court, football (soccer), basketball and cleated styles with a growing roster of Olympians and elite athletes competing in our footwear. We believe there are significant opportunities to build on our technical performance business. While continued investment in product and marketing drove record quarterly sales, it is our commitment to deliver what consumers want that inspires us as we strive to bring innovation to people from all walks of life.”

Third Quarter 2024 Financial Results

	Three Months Ended September 30,		Change
(in millions, except per share data)	2024	2023	$	%
Sales	$2,347.7	$2,025.0	322.7	15.9
Gross profit	1,223.0	1,071.9	151.1	14.1
Gross margin	52.1%	52.9%		(80) bps
Operating expenses	989.6	858.7	130.9	15.2
As a % of sales	42.2%	42.4%		(30) bps
Earnings from operations	233.4	213.2	20.2	9.5
Operating margin	9.9%	10.5%		(60) bps
Net earnings attributable to Skechers U.S.A., Inc.	193.2	145.4	47.8	32.9
Diluted earnings per share	$1.26	$0.93	0.33	35.5

Third quarter sales increased 15.9% as a result of a 16.4% increase internationally and a 15.3% increase domestically. Wholesale increased 20.6% and Direct-to-Consumer increased 9.6%. On a constant currency basis, sales increased 15.9%.

Wholesale sales grew $241.4 million, or 20.6%, including increases in AMER of 21.6%, EMEA of 30.9%, and APAC of 5.1%. Wholesale volume increased 21.2% and average selling price declined 0.5%.

Direct-to-Consumer sales grew $81.3 million, or 9.6%, including increases in EMEA of 28.0%, APAC of 10.0%, and AMER of 5.0%. Direct-to-Consumer volume increased 10.7% and average selling price declined 1.0%.

Gross margin was 52.1%, a decrease of 80 basis points, due to lower average selling prices.

Operating expenses increased $130.9 million, or 15.2%, and as a percentage of sales decreased 30 basis points to 42.2%. Selling expenses increased $32.9 million, or 18.4%, and as a percentage of sales increased 20 basis points to 9.0%. The increase was due to higher demand creation expenditures. General and administrative expenses increased $98.0 million, or 14.4%, and as a percentage of sales decreased 40 basis points to 33.2%. Increased expenses were primarily driven by increased labor and facility costs, including rent and depreciation.

Earnings from operations increased $20.2 million, or 9.5%, to $233.4 million.

Net earnings were $193.2 million and diluted earnings per share were $1.26 compared with prior year net earnings of $145.4 million and diluted earnings per share of $0.93.

In the third quarter, the Company’s effective income tax rate was 14.7%. The decrease was due to the release of certain allowances and other provision adjustments.

“Skechers’ record third-quarter financial performance underscores the strength of our global diversification and demand for our distinctive value proposition," stated John Vandemore, Chief Financial Officer of Skechers. "We delivered impressive international sales growth coupled with continued momentum in our domestic wholesale business. These results reinforce our confidence in achieving our goal of $10 billion in sales by 2026 and continued growth thereafter. As we move forward, we remain committed to investing in our brand, expanding our global presence, and meeting the evolving needs of our consumers.”

Nine Months 2024 Financial Results

	Nine Months Ended September 30,		Change
(in millions, except per share data)	2024	2023	$	%
Sales	$6,756.9	$6,039.4	717.5	11.9
Gross profit	3,589.1	3,111.0	478.1	15.4
Gross margin	53.1%	51.5%		160 bps
Operating expenses	2,850.4	2,456.5	393.9	16.0
As a % of sales	42.2%	40.7%		150 bps
Earnings from operations	738.8	654.5	84.3	12.9
Operating margin	10.9%	10.8%		10 bps
Net earnings attributable to Skechers U.S.A., Inc.	540.1	458.6	81.5	17.8
Diluted earnings per share	$3.50	$2.93	0.57	19.5

Year-to-date sales increased 11.9%, reflecting a 12.9% increase in international sales and a 10.3% increase domestically. Wholesale increased 12.1% and Direct-to-Consumer increased 11.6%. On a constant currency basis, sales increased 12.7%.

Wholesale sales increased $427.6 million, or 12.1%, due to increases in AMER of 12.5%, EMEA of 15.5%, and APAC of 6.1%. Wholesale volume increased 12.5% and average selling price declined 0.3%.

Direct-to-Consumer sales grew $289.9 million, or 11.6%, due to increases in EMEA of 40.3%, APAC of 10.5%, and AMER of 6.2%. Direct-to-Consumer volume increased 11.8% and average selling price declined 0.2%.

Gross margin was 53.1%, an increase of 160 basis points, due to lower costs per unit, driven by lower freight.

Operating expenses increased $393.9 million or 16.0%. As a percentage of sales, operating expenses increased 150 basis points to 42.2%. Selling expenses increased $109.6 million or 22.2%, primarily due to higher global demand creation expenditures. General and administrative expenses increased $284.3 million or 14.5%, primarily driven by labor and increased facility costs, including rent and depreciation.

Earnings from operations increased $84.3 million to $738.8 million, resulting in an operating margin of 10.9%.

Net earnings were $540.1 million and diluted earnings per share were $3.50, an increase of 19.5% over the prior year.

The Company’s effective income tax rate was 17.8%.

Balance Sheet

Cash, cash equivalents and investments totaled $1.60 billion, an increase of $211.8 million, or 15.3% from December 31, 2023, due to earnings and proceeds from borrowings of $342.4 million, partially offset by capital expenditures of $283.4 million and $210.1 million of share repurchases.

Inventory was $1.71 billion, an increase of $181.4 million or 11.9% from December 31, 2023.

Share Repurchases

During the third quarter, the Company repurchased 1.4 million shares of its Class A common stock at a cost of $90.0 million. As of September 30, 2024, $910.0 million remained available under the Company’s share repurchase program.

Outlook

For the fourth quarter of 2024, the Company believes it will achieve sales between $2.165 and $2.215 billion and diluted earnings per share of between $0.70 and $0.75. Further, the Company believes that for the fiscal year 2024, it will achieve sales between $8.925 and $8.975 billion and diluted earnings per share of between $4.20 and $4.25.

Store Count

	Number of Stores
	December 31, 2023	Opened	Closed	September 30, 2024
Domestic stores	563	42	(13)	592
International stores	1,085	149	(83)	1,151
Distributor, licensee and franchise stores	3,520	315	(246)	3,589
Total Skechers stores	5,168	506	(342)	5,332

Third Quarter 2024 Conference Call

The Company will host a conference call at 4:30 p.m. ET / 1:30 p.m. PT on October 24, 2024 to discuss its third quarter 2024 financial results. The call can be accessed on the Investor Relations section of the Company’s website at investors.skechers.com. For those unable to participate during the live broadcast, a replay will be available beginning October 24, 2024, at 7:30 p.m. ET, through November 7, 2024, at 11:59 p.m. ET. To access the replay, dial 844-512-2921 (U.S.) or 412-317-6671 (International) and use passcode: 13748553.

About Skechers U.S.A., Inc.

Skechers, The Comfort Technology Company® based in Southern California, designs, develops and markets a diverse range of lifestyle and performance footwear, apparel and accessories for men, women and children. The Company’s collections are available in approximately 180 countries and territories through third-party retailers, marketplaces, and direct to consumers through skechers.com and approximately 5,300 Skechers retail stores. A Fortune 500® company, Skechers manages its international business through a network of wholly-owned subsidiaries, joint venture partners, and distributors. For more information, please visit about.skechers.com and follow us on Facebook, Instagram and TikTok.

Reference in this press release to “Sales” refers to Skechers’ net sales reported under GAAP. This announcement contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may include, without limitation, Skechers’ future domestic and international growth, financial results and operations including expected net sales and earnings, its development of new products, future demand for its products, its planned domestic and international expansion, opening of new stores and additional expenditures, and advertising and marketing initiatives. Forward-looking statements can be identified by the use of forward-looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include the disruption of business and operations due to` delays or disruptions in our supply chain; international economic, political and market conditions including the effects of inflation and foreign currency exchange rate fluctuations around the world, the challenging consumer retail markets in the United States and the impact of wars, acts of war and other conflicts around the world; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers; decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers, especially in the highly competitive performance footwear market; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in Skechers’ annual report on Form 10-K for the year ended December 31, 2023 and its quarterly reports on Form 10-Q in 2024. Taking these and other risk factors, the dynamic nature of these circumstances means that what is stated in this press release could change at any time, and as a result, actual results could differ materially from those contemplated by such forward-looking statements. The risks included here are not exhaustive. Skechers operates in a very competitive and rapidly changing environment. New risks emerge from time to time and we cannot predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

Investor Relations

Sonia Reback

Eunice Han

investors@skechers.com

Press

Jennifer Clay

jennc@skechers.com

SKECHERS U.S.A., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	As of	As of
(in thousands)	September 30, 2024	December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$1,354,054	$1,189,910
Short-term investments	113,795	72,595
Trade accounts receivable, net	1,187,033	860,300
Other receivables	98,272	82,253
Inventory	1,706,842	1,525,409
Prepaid expenses and other	238,512	222,137
Total current assets	4,698,508	3,952,604
Property, plant and equipment, net	1,782,606	1,506,690
Operating lease right-of-use assets	1,354,811	1,276,171
Deferred tax assets	443,571	450,574
Long-term investments	130,470	123,996
Goodwill	99,774	101,230
Other assets, net	136,301	136,086
Total non-current assets	3,947,533	3,594,747
TOTAL ASSETS	$8,646,041	$7,547,351
LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$1,190,194	$1,008,001
Accrued expenses	331,335	320,105
Operating lease liabilities	295,591	274,296
Current installments of long-term borrowings	371,438	46,571
Short-term borrowings	208,098	11,894
Total current liabilities	2,396,656	1,660,867
Long-term operating lease liabilities	1,169,488	1,108,110
Long-term borrowings	49,351	242,944
Deferred tax liabilities	11,177	12,594
Other long-term liabilities	106,855	122,794
Total non-current liabilities	1,336,871	1,486,442
Total liabilities	3,733,527	3,147,309
Redeemable noncontrolling interest	91,979	89,832
Stockholders’ equity
Preferred Stock	—	—
Class A Common Stock	132	133
Class B Common Stock	19	20
Additional paid-in capital	110,350	295,847
Accumulated other comprehensive loss	(88,366)	(73,388)
Retained earnings	4,336,875	3,796,730
Skechers U.S.A., Inc. equity	4,359,010	4,019,342
Noncontrolling interests	461,525	290,868
Total stockholders' equity	4,820,535	4,310,210
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS' EQUITY	$8,646,041	$7,547,351

SKECHERS U.S.A., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2024	2023	2024	2023
Sales	$2,347,705	$2,024,958	$6,756,935	$6,039,402
Cost of sales	1,124,659	953,040	3,167,818	2,928,381
Gross profit	1,223,046	1,071,918	3,589,117	3,111,021
Operating expenses
Selling	211,162	178,286	603,534	493,964
General and administrative	778,460	680,449	2,246,830	1,962,564
Total operating expenses	989,622	858,735	2,850,364	2,456,528
Earnings from operations	233,424	213,183	738,753	654,493
Other income (expense)	11,891	(7,055)	8,189	5,660
Earnings before income taxes	245,315	206,128	746,942	660,153
Income tax expense	36,006	40,202	132,731	122,360
Net earnings	209,309	165,926	614,211	537,793
Less: Net earnings attributable to noncontrolling interests and redeemable noncontrolling interest	16,088	20,511	74,066	79,176
Net earnings attributable to Skechers U.S.A., Inc.	$193,221	$145,415	$540,145	$458,617
Net earnings per share attributable to Skechers U.S.A., Inc.
Basic	$1.27	$0.94	$3.54	$2.96
Diluted	$1.26	$0.93	$3.50	$2.93
Weighted-average shares used in calculating net earnings per share attributable to Skechers U.S.A., Inc.
Basic	151,831	154,525	152,409	154,876
Diluted	153,662	156,200	154,412	156,496

SKECHERS U.S.A., INC. AND SUBSIDIARIES

Supplemental Financial Information

(Unaudited)

Segment Information

	Three Months Ended September 30,		Change
(in millions)	2024	2023	$	%
Wholesale sales	$1,416.0	$1,174.6	241.4	20.6
Gross profit	605.4	510.0	95.4	18.7
Gross margin	42.8%	43.4%		(70) bps

Direct-to-Consumer sales	$931.7	$850.4	81.3	9.6
Gross profit	617.6	561.9	55.7	9.9
Gross margin	66.3%	66.1%		20 bps

Total sales	$2,347.7	$2,025.0	322.7	15.9
Gross profit	1,223.0	1,071.9	151.1	14.1
Gross margin	52.1%	52.9%		(80) bps

	Nine Months Ended September 30,		Change
(in millions)	2024	2023	$	%
Wholesale sales	$3,969.8	$3,542.2	427.6	12.1
Gross profit	1,738.5	1,453.6	284.9	19.6
Gross margin	43.8%	41.0%		280 bps

Direct-to-Consumer sales	$2,787.1	$2,497.2	289.9	11.6
Gross profit	1,850.6	1,657.4	193.2	11.7
Gross margin	66.4%	66.4%		0 bps

Total sales	$6,756.9	$6,039.4	717.5	11.9
Gross profit	3,589.1	3,111.0	478.1	15.4
Gross margin	53.1%	51.5%		160 bps

Additional Sales Information

	Three Months Ended September 30,		Change
(in millions)	2024	2023	$	%
Geographic sales
Domestic
Wholesale	$514.6	$407.7	106.9	26.2
Direct-to-Consumer	401.4	386.9	14.5	3.7
Total domestic sales	916.0	794.6	121.4	15.3

International
Wholesale	901.4	766.9	134.5	17.5
Direct-to-Consumer	530.3	463.5	66.8	14.4
Total international sales	1,431.7	1,230.4	201.3	16.4

Total sales	$2,347.7	$2,025.0	322.7	15.9

Regional sales
Americas (AMER)	$1,156.1	$1,017.5	138.6	13.6
Europe, Middle East & Africa (EMEA)	625.6	480.4	145.2	30.2
Asia Pacific (APAC)	566.0	527.1	38.9	7.4
Total sales	$2,347.7	$2,025.0	322.7	15.9

China sales	$252.4	$267.6	(15.2)	(5.7)

Distributor sales	$128.1	$120.5	7.6	6.4

	Nine Months Ended September 30,		Change
(in millions)	2024	2023	$	%
Geographic sales
Domestic
Wholesale	$1,437.5	$1,240.4	197.1	15.9
Direct-to-Consumer	1,141.2	1,096.9	44.3	4.0
Total domestic sales	2,578.7	2,337.3	241.4	10.3

International
Wholesale	2,532.3	2,301.8	230.5	10.0
Direct-to-Consumer	1,645.9	1,400.3	245.6	17.5
Total international sales	4,178.2	3,702.1	476.1	12.9

Total sales	$6,756.9	$6,039.4	717.5	11.9

Regional sales
Americas (AMER)	$3,276.5	$2,990.4	286.1	9.6
Europe, Middle East & Africa (EMEA)	1,745.7	1,448.2	297.5	20.5
Asia Pacific (APAC)	1,734.7	1,600.8	133.9	8.4
Total sales	$6,756.9	$6,039.4	717.5	11.9

China sales	$884.7	$852.0	32.7	3.8

Distributor sales	$366.9	$324.2	42.7	13.1

SKECHERS U.S.A., INC. AND SUBSIDIARIES

Reconciliation of GAAP Earnings Financial Measures to Corresponding Non-GAAP Financial Measures

(Unaudited)

Constant Currency Adjustment (Non-GAAP Financial Measure)

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of period-over-period fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the Company’s performance. We calculate constant currency percentages by converting our current period local currency financial results using the prior-period exchange rates and comparing these adjusted amounts to our prior period reported results.

	Three Months Ended September 30,
	2024			2023	Change
(in millions, except per share data)	Reported GAAP Measure	Constant Currency Adjustment	Adjusted for Non-GAAP Measures	Reported GAAP Measure	$	%
Sales	$2,347.7	$0.1	$2,347.8	$2,025.0	322.8	15.9
Cost of sales	1,124.7	2.1	1,126.8	953.1	173.7	18.2
Gross profit	1,223.0	(2.0)	1,221.0	1,071.9	149.1	13.9
Operating expenses	989.6	(0.9)	988.7	858.7	130.0	15.1
Earnings from operations	233.4	(1.1)	232.3	213.2	19.1	9.0
Other (expense) income	11.9	(6.6)	5.3	(7.1)	12.4	n/m
Income tax expense	36.0	0.5	36.5	40.2	(3.7)	(9.3)
Less: Noncontrolling interests and redeemable noncontrolling interest	16.1	-	16.1	20.5	(4.4)	(21.3)
Net earnings attributable to Skechers U.S.A., Inc.	$193.2	$(8.2)	$185.0	$145.4	39.6	27.2
Diluted earnings per share	$1.26	$(0.06)	$1.20	$0.93	0.27	29.0

	Nine Months Ended September 30,
	2024			2023	Change
(in millions, except per share data)	Reported GAAP Measure	Constant Currency Adjustment	Adjusted for Non-GAAP Measures	Reported GAAP Measure	$	%
Sales	$6,756.9	$47.7	$6,804.6	$6,039.4	765.2	12.7
Cost of sales	3,167.8	20.5	3,188.3	2,928.4	259.9	8.9
Gross profit	3,589.1	27.2	3,616.3	3,111.0	505.3	16.2
Operating expenses	2,850.4	20.5	2,870.9	2,456.5	414.4	16.9
Earnings from operations	738.7	6.7	745.4	654.5	90.9	13.9
Other income	8.2	3.8	12.0	5.7	6.3	110.5
Income tax expense	132.7	1.9	134.6	122.4	12.2	10.0
Less: Noncontrolling interests and redeemable noncontrolling interest	74.1	1.7	75.8	79.2	(3.4)	(4.3)
Net earnings attributable to Skechers U.S.A., Inc.	$540.1	$6.9	$547.0	$458.6	88.4	19.3
Diluted earnings per share	$3.50	$0.04	$3.54	$2.93	0.61	20.8